SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Five Prime Therapeutics, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

33830X104

(CUSIP Number)

December 31, 2014

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 33830X104		13G

1.	Names of Reporting Persons Versant Venture Capital I, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 1,009,433 (2)

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 1,009,433 (2)

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,009,433 (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row 9 4.7% (3)

12.	Type of Reporting Person (See Instructions) PN

(1)         This Schedule 13G is filed by Versant Venture Capital I, L.P. (“VVC- I”), Versant Side Fund I, L.P. (“VSF-I), Versant Affiliates Fund I-A, L.P. (“VAF-I-A”), Versant Affiliates Fund I-B, L.P. (“VAF-I-B”), Versant Ventures I, LLC (“VVI-LLC”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”) Barbara N. Lubash (“BNL”) and Rebecca B. Robertson (“RBR”) (collectively, the “Versant Entities”).  The Versant Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         VVI-LLC serves as the general partner of VVC- I and owns no securities of the Issuer directly.  BGA, SDC, RAJ, WJL, DBM, BNL and RBR are managing directors and/or members of VVI-LLC and share voting and dispositive power over the shares held by VVC-I; however, they disclaim beneficial ownership of the shares held by VVC-1 except to the extent of their pecuniary interests therein.  The information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of December 31, 2014.

(3)         This percentage is calculated based upon 21,550,672 shares of the Issuer’s common stock outstanding as of October 31, 2014 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 12, 2014.

CUSIP No. 33830X104		13G

1.	Names of Reporting Persons Versant Side Fund I, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 19,779 (2)

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 19,779 (2)

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 19,779 (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row 9 0.1% (3)

12.	Type of Reporting Person (See Instructions) PN

(1)         This Schedule 13G is filed by Versant Venture Capital I, L.P. (“VVC- I”), Versant Side Fund I, L.P. (“VSF-I), Versant Affiliates Fund I-A, L.P. (“VAF-I-A”), Versant Affiliates Fund I-B, L.P. (“VAF-I-B”), Versant Ventures I, LLC (“VVI-LLC”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”) Barbara N. Lubash (“BNL”) and Rebecca B. Robertson (“RBR”) (collectively, the “Versant Entities”).  The Versant Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         VVI-LLC serves as the general partner of VSF-I and owns no securities of the Issuer directly.  BGA, SDC, RAJ, WJL, DBM, BNL and RBR are managing directors and/or members of VVI-LLC and share voting and dispositive power over the shares held by VSF-I; however, they disclaim beneficial ownership of the shares held by VSF-1 except to the extent of their pecuniary interests therein.  The information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of December 31, 2014.

(3)         This percentage is calculated based upon 21,550,672 shares of the Issuer’s common stock outstanding as of October 31, 2014 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 12, 2014.

CUSIP No. 33830X104		13G

1.	Names of Reporting Persons Versant Affiliates Fund I-A, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 20,303 (2)

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 20,303 (2)

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,303 (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row 9 0.1% (3)

12.	Type of Reporting Person (See Instructions) PN

(1)         This Schedule 13G is filed by Versant Venture Capital I, L.P. (“VVC- I”), Versant Side Fund I, L.P. (“VSF-I), Versant Affiliates Fund I-A, L.P. (“VAF-I-A”), Versant Affiliates Fund I-B, L.P. (“VAF-I-B”), Versant Ventures I, LLC (“VVI-LLC”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”) Barbara N. Lubash (“BNL”) and Rebecca B. Robertson (“RBR”) (collectively, the “Versant Entities”).  The Versant Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         VVI-LLC serves as the general partner of VAF-I-A and owns no securities of the Issuer directly.  BGA, SDC, RAJ, WJL, DBM, BNL and RBR are managing directors and/or members of VVI-LLC and share voting and dispositive power over the shares held by VAF-I-A; however, they disclaim beneficial ownership of the shares held by VAF-1-A except to the extent of their pecuniary interests therein.  The information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of December 31, 2014.

(3)         This percentage is calculated based upon 21,550,672 shares of the Issuer’s common stock outstanding as of October 31, 2014 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 12, 2014.

CUSIP No. 33830X104		13G

1.	Names of Reporting Persons Versant Affiliates Fund I-B, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 42,637 (2)

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 42,637 (2)

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 42,637 (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row 9 0.2% (3)

12.	Type of Reporting Person (See Instructions) PN

(1)         This Schedule 13G is filed by Versant Venture Capital I, L.P. (“VVC- I”), Versant Side Fund I, L.P. (“VSF-I), Versant Affiliates Fund I-A, L.P. (“VAF-I-A”), Versant Affiliates Fund I-B, L.P. (“VAF-I-B”), Versant Ventures I, LLC (“VVI-LLC”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”) Barbara N. Lubash (“BNL”) and Rebecca B. Robertson (“RBR”) (collectively, the “Versant Entities”).  The Versant Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         VVI-LLC serves as the general partner of VAF-I-B and owns no securities of the Issuer directly.  BGA, SDC, RAJ, WJL, DBM, BNL and RBR are managing directors and/or members of VVI-LLC and share voting and dispositive power over the shares held by VAF-I-B; however, they disclaim beneficial ownership of the shares held by VAF-1-B except to the extent of their pecuniary interests therein.  The information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of December 31, 2014.

(3)         This percentage is calculated based upon 21,550,672 shares of the Issuer’s common stock outstanding as of October 31, 2014 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 12, 2014.

CUSIP No. 33830X104		13G

1.	Names of Reporting Persons Versant Ventures I, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,092,152 (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,092,152 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,092,152 (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row 9 5.1% (3)

12.	Type of Reporting Person (See Instructions) OO

(1)         This Schedule 13G is filed by Versant Venture Capital I, L.P. (“VVC- I”), Versant Side Fund I, L.P. (“VSF-I), Versant Affiliates Fund I-A, L.P. (“VAF-I-A”), Versant Affiliates Fund I-B, L.P. (“VAF-I-B”), Versant Ventures I, LLC (“VVI-LLC”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”) Barbara N. Lubash (“BNL”) and Rebecca B. Robertson (“RBR”) (collectively, the “Versant Entities”).  The Versant Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         Includes: (i) 1,009,433 shares held by VVC-I; (ii) 19,779 shares held by VSF-1; (iii) 20,303 shares held by VAF-I-A; and (iv) 42,637 shares held by VAF-I-B.  VVI-LLC serves as the general partner of VVC- I, VSF-I, VAF-I-A, and VAF-I-B and owns no securities of the Issuer directly.  BGA, SDC, RAJ, WJL, DBM, BNL and RBR are managing directors and/or members of VVI-LLC and share voting and dispositive power over the shares held by VVC- I, VSF-I, VAF-I-A and VAF-I-B; however, they disclaim beneficial ownership of the shares held by VVC-1, VSF-I, VAF-I-A and VAF-I-B except to the extent of their pecuniary interests therein.  The information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of December 31, 2014.

(3)         This percentage is calculated based upon 21,550,672 shares of the Issuer’s common stock outstanding as of October 31, 2014 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 12, 2014.

CUSIP No. 33830X104		13G

1.	Names of Reporting Persons BRIAN G. ATWOOD

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 12,195(2)

	6.	Shared Voting Power 1,092,152 (3)

	7.	Sole Dispositive Power 12,195 (2)

	8.	Shared Dispositive Power 1,092,152 (3)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,104,347 (2)(3)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row 9 5.1% (4)

12.	Type of Reporting Person (See Instructions) IN

(1)         This Schedule 13G is filed by Versant Venture Capital I, L.P. (“VVC- I”), Versant Side Fund I, L.P. (“VSF-I), Versant Affiliates Fund I-A, L.P. (“VAF-I-A”), Versant Affiliates Fund I-B, L.P. (“VAF-I-B”), Versant Ventures I, LLC (“VVI-LLC”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”) Barbara N. Lubash (“BNL”) and Rebecca B. Robertson (“RBR”) (collectively, the “Versant Entities”).  The Versant Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         Includes an option to purchase 12,195 shares held by BGA, which are exercisable within 60 days of December 31, 2014..

(3)         Includes: (i) 1,009,433 shares held by VVC-I; (ii) 19,779 shares held by VSF-1; (iii) 20,303 shares held by VAF-I-A; and (iv) 42,637 shares held by VAF-I-B.  VVI-LLC serves as the general partner of VVC- I, VSF-I, VAF-I-A, and VAF-I-B.  BGA is a managing director and/or member of VVI-LLC and shares voting and dispositive power over the shares held by VVC- I, VSF-I, VAF-I-A and VAF-I-B; ; however, he disclaims beneficial ownership of the shares held by VVC-I,  VSF-1. VAF-1-A and VAF-1-B except to the extent of his pecuniary interests therein.  The information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of December 31, 2014.

(4)         This percentage is calculated based upon 21,550,672 shares of the Issuer’s common stock outstanding as of October 31, 2014 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 12, 2014.

CUSIP No. 33830X104		13G

1.	Names of Reporting Persons SAMUEL D. COLELLA

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,092,152 (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,092,152 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,092,152 (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row 9 5.1% (3)

12.	Type of Reporting Person (See Instructions) IN

(1)         This Schedule 13G is filed by Versant Venture Capital I, L.P. (“VVC- I”), Versant Side Fund I, L.P. (“VSF-I), Versant Affiliates Fund I-A, L.P. (“VAF-I-A”), Versant Affiliates Fund I-B, L.P. (“VAF-I-B”), Versant Ventures I, LLC (“VVI-LLC”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”) Barbara N. Lubash (“BNL”) and Rebecca B. Robertson (“RBR”) (collectively, the “Versant Entities”).  The Versant Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         Includes: (i) 1,009,433 shares held by VVC-I; (ii) 19,779 shares held by VSF-1; (iii) 20,303 shares held by VAF-I-A; and (iv) 42,637 shares held by VAF-I-B.  VVI-LLC serves as the general partner of VVC- I, VSF-I, VAF-I-A, and VAF-I-B and owns no securities of the Issuer directly.  SDC is a managing director and/or member of VVI-LLC and shares voting and dispositive power over the shares held by VVC- I, VSF-I, VAF-I-A and VAF-I-B;   however, he disclaims beneficial ownership of the shares held by VVC-I,  VSF-1. VAF-1-A and VAF-1-B except to the extent of his pecuniary interests therein.  The information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of December 31, 2014.

(3)         This percentage is calculated based upon 21,550,672 shares of the Issuer’s common stock outstanding as of October 31, 2014 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 12, 2014.

CUSIP No. 33830X104		13G

1.	Names of Reporting Persons ROSS A. JAFFE

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,092,152 (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,092,152 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,092,152 (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row 9 5.1% (3)

12.	Type of Reporting Person (See Instructions) IN

(1)         This Schedule 13G is filed by Versant Venture Capital I, L.P. (“VVC- I”), Versant Side Fund I, L.P. (“VSF-I), Versant Affiliates Fund I-A, L.P. (“VAF-I-A”), Versant Affiliates Fund I-B, L.P. (“VAF-I-B”), Versant Ventures I, LLC (“VVI-LLC”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”) Barbara N. Lubash (“BNL”) and Rebecca B. Robertson (“RBR”) (collectively, the “Versant Entities”).  The Versant Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         Includes: (i) 1,009,433 shares held by VVC-I; (ii) 19,779 shares held by VSF-1; (iii) 20,303 shares held by VAF-I-A; and (iv) 42,637 shares held by VAF-I-B.  VVI-LLC serves as the general partner of VVC- I, VSF-I, VAF-I-A, and VAF-I-B and owns no securities of the Issuer directly.  RAJ is a managing director and/or member of VVI-LLC and shares voting and dispositive power over the shares held by VVC- I, VSF-I, VAF-I-A and VAF-I-B; however, he disclaims beneficial ownership of the shares held by VVC-I,  VSF-1. VAF-1-A and VAF-1-B except to the extent of his pecuniary interests therein  The information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of December 31, 2014.

(3)         This percentage is calculated based upon 21,550,672 shares of the Issuer’s common stock outstanding as of October 31, 2014 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 12, 2014.

CUSIP No. 33830X104		13G

1.	Names of Reporting Persons WILLIAM J. LINK, Ph.D.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,092,152 (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,092,152 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,092,152 (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row 9 5.1% (3)

12.	Type of Reporting Person (See Instructions) IN

(1)         This Schedule 13G is filed by Versant Venture Capital I, L.P. (“VVC- I”), Versant Side Fund I, L.P. (“VSF-I), Versant Affiliates Fund I-A, L.P. (“VAF-I-A”), Versant Affiliates Fund I-B, L.P. (“VAF-I-B”), Versant Ventures I, LLC (“VVI-LLC”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”) Barbara N. Lubash (“BNL”) and Rebecca B. Robertson (“RBR”) (collectively, the “Versant Entities”).  The Versant Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         Includes: (i) 1,009,433 shares held by VVC-I; (ii) 19,779 shares held by VSF-1; (iii) 20,303 shares held by VAF-I-A; and (iv) 42,637 shares held by VAF-I-B.  VVI-LLC serves as the general partner of VVC- I, VSF-I, VAF-I-A, and VAF-I-B and owns no securities of the Issuer directly.  WJL is a managing director and/or member of VVI-LLC and shares voting and dispositive power over the shares held by VVC- I, VSF-I, VAF-I-A and VAF-I-B; however, he disclaims beneficial ownership of the shares held by VVC-I,  VSF-1. VAF-1-A and VAF-1-B except to the extent of his pecuniary interests therein.  The information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of December 31, 2014.

(3)         This percentage is calculated based upon 21,550,672 shares of the Issuer’s common stock outstanding as of October 31, 2014 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 12, 2014.

CUSIP No. 33830X104		13G

1.	Names of Reporting Persons DONALD B. MILDER

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,092,152 (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,092,152 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,092,152 (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row 9 5.1% (3)

12.	Type of Reporting Person (See Instructions) IN

(1)         This Schedule 13G is filed by Versant Venture Capital I, L.P. (“VVC- I”), Versant Side Fund I, L.P. (“VSF-I), Versant Affiliates Fund I-A, L.P. (“VAF-I-A”), Versant Affiliates Fund I-B, L.P. (“VAF-I-B”), Versant Ventures I, LLC (“VVI-LLC”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”) Barbara N. Lubash (“BNL”) and Rebecca B. Robertson (“RBR”) (collectively, the “Versant Entities”).  The Versant Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         Includes: (i) 1,009,433 shares held by VVC-I; (ii) 19,779 shares held by VSF-1; (iii) 20,303 shares held by VAF-I-A; and (iv) 42,637 shares held by VAF-I-B.  VVI-LLC serves as the general partner of VVC- I, VSF-I, VAF-I-A, and VAF-I-B and owns no securities of the Issuer directly.  DBM is a managing director and/or member of VVI-LLC and shares voting and dispositive power over the shares held by VVC- I, VSF-I, VAF-I-A and VAF-I-B; however, he disclaims beneficial ownership of the shares held by VVC-I,  VSF-1. VAF-1-A and VAF-1-B except to the extent of his pecuniary interests therein.  The information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of December 31, 2014.

(3)         This percentage is calculated based upon 21,550,672 shares of the Issuer’s common stock outstanding as of October 31, 2014 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 12, 2014.

CUSIP No. 33830X104		13G

1.	Names of Reporting Persons REBECCA B. ROBERTSON

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,092,152 (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,092,152 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,092,152 (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row 9 5.1% (3)

12.	Type of Reporting Person (See Instructions) IN

(1)         This Schedule 13G is filed by Versant Venture Capital I, L.P. (“VVC- I”), Versant Side Fund I, L.P. (“VSF-I), Versant Affiliates Fund I-A, L.P. (“VAF-I-A”), Versant Affiliates Fund I-B, L.P. (“VAF-I-B”), Versant Ventures I, LLC (“VVI-LLC”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”) Barbara N. Lubash (“BNL”) and Rebecca B. Robertson (“RBR”) (collectively, the “Versant Entities”).  The Versant Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         Includes: (i) 1,009,433 shares held by VVC-I; (ii) 19,779 shares held by VSF-1; (iii) 20,303 shares held by VAF-I-A; and (iv) 42,637 shares held by VAF-I-B.  VVI-LLC serves as the general partner of VVC- I, VSF-I, VAF-I-A, and VAF-I-B and owns no securities of the Issuer directly.  RBR is a managing director and/or member of VVI-LLC and shares voting and dispositive power over the shares held by VVC- I, VSF-I, VAF-I-A and VAF-I-B; however, she disclaims beneficial ownership of the shares held by VVC-I,  VSF-1. VAF-1-A and VAF-1-B except to the extent of her pecuniary interests therein.  The information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of December 31, 2014.

(3)         This percentage is calculated based upon 21,550,672 shares of the Issuer’s common stock outstanding as of October 31, 2014 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 12, 2014.

CUSIP No. 33830X104		13G

1.	Names of Reporting Persons BARBARA N. LUBASH

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,092,152 (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,092,152 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,092,152 (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row 9 5.1% (3)

12.	Type of Reporting Person (See Instructions) IN

(1)         This Schedule 13G is filed by Versant Venture Capital I, L.P. (“VVC- I”), Versant Side Fund I, L.P. (“VSF-I), Versant Affiliates Fund I-A, L.P. (“VAF-I-A”), Versant Affiliates Fund I-B, L.P. (“VAF-I-B”), Versant Ventures I, LLC (“VVI-LLC”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”) Barbara N. Lubash (“BNL”) and Rebecca B. Robertson (“RBR”) (collectively, the “Versant Entities”).  The Versant Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         Includes: (i) 1,009,433 shares held by VVC-I; (ii) 19,779 shares held by VSF-1; (iii) 20,303 shares held by VAF-I-A; and (iv) 42,637 shares held by VAF-I-B.  VVI-LLC serves as the general partner of VVC- I, VSF-I, VAF-I-A, and VAF-I-B and owns no securities of the Issuer directly.   BNL is a managing director and/or member of VVI-LLC and shares voting and dispositive power over the shares held by VVC- I, VSF-I, VAF-I-A and VAF-I-B; however,she disclaims beneficial ownership of the shares held by VVC-I,  VSF-1. VAF-1-A and VAF-1-B except to the extent of her pecuniary interests therein.  The information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of December 31, 2014.

(3)         This percentage is calculated based upon 21,550,672 shares of the Issuer’s common stock outstanding as of October 31, 2014 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 12, 2014.

Item 1(a).	Name of Issuer: FIVE PRIME THERAPEUTICS, INC.
Item 1(b).	Address of Issuer’s Principal Executive Offices Two Corporate Drive, South San Francisco, California 94080

Item 2(a).

Name of Person Filing:
Versant Venture Capital I, L.P. (“VVC-I”)

Versant Side Fund I, L.P. (“VSF-I”)

Versant Affiliates Fund I-A, L.P. (“VAF-I-A”)

Versant Affiliates Fund I-B, L.P. (“VAF-I-B”)

Versant Ventures I, LLC (“VVI-LLC”)

Brian G. Atwood (“BGA”)

Samuel D. Colella (“SDC”)

Ross A. Jaffe (“RAJ”)

William J. Link (“WJL”)

Donald B. Milder (“DBM”)

Rebecca B. Robertson (“RBR”)

Barbara N. Lubash (“BNL”)

Item 2(b).	Address of Principal Business Office or, if none, Residence: Versant Venture Management, LLC One Sansome Street, Suite 3630 San Francisco, CA 94104
Item 2(c).	Citizenship:

Entities:	VVC-I	-	Delaware, United States of America
	VSF-1	-	Delaware, United States of America
	VAF-1-A	-	Delaware, United States of America
	VAF-1-B	-	Delaware, United States of America
	VVI-LLC	-	Delaware, United States of America

Individuals:	BGA	-	United States of America
	SDC	-	United States of America
	RAJ	-	United States of America
	WJL	-	United States of America
	DBM	-	United States of America
	BNL	-	United States of America
	RBR	-	United States of America

Item 2(d).	Title of Class of Securities: Common Stock
Item 2(e).	CUSIP Number: 33830X104

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
Not Applicable

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Versant Entities (1)	Shares Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class (2)
VVC-1	1,009,433	1,009,433	0	1,009,433	0	1,009,433	4.7%
VSF-1	19,779	19,779	0	19,779	0	19,779	0.1%
VAF-I-A	20,303	20,303	0	20,303	0	20,303	0.1%
VAF-I-B	42,637	42,637	0	42,637	0	42,637	0.2%
VVI-LLC	0	0	1,092,152	0	1,092,152	1,092,152	5.1%
BGA	12,195	12,195	1,092,152	12,195	1,092,152	1,104,347	5.1%
SDC	0	0	1,092,152	0	1,092,152	1,092,152	5.1%
RAJ	0	0	1,092,152	0	1,092,152	1,092,152	5.1%
WJL	0	0	1,092,152	0	1,092,152	1,092,152	5.1%
DBM	0	0	1,092,152	0	1,092,152	1,092,152	5.1%
BNL	0	0	1,092,152	0	1,092,152	1,092,152	5.1%
RBR	0	0	1,092,152	0	1,092,152	1,092,152	5.1%

(1)   VVI-LLC serves as the general partner of VVC-I, VSF-I, VAF-I-A, and VAF-I-B and owns no securities of the Issuer directly.  BGA, SDC, RAJ, WJL, DBM, BNL and RBR are managing directors and/or members of VVI-LLC.  None of BGA, SDC, RAJ, WJL, DBM, BNL and RBR owns securities of the Issuer directly except as otherwise set forth above.

(2)   This percentage is calculated based upon 21,550,672 shares of the Issuer’s common stock outstanding as of October 31, 2014 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 12, 2014.

Item 5.	Ownership of 5 Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following   ☒.

Item 6.	Ownership of More than 5 Percent on Behalf of Another Person
See Items 2(a) and 4.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
Not applicable

Item 8.	Identification and Classification of Members of the Group
Not applicable

Item 9.	Notice of Dissolution of a Group
Not applicable

Item 10.	Certification
Not applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015

Versant Affiliates Fund I-A, L.P.

By:	Versant Ventures I, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Affiliates Fund I-B, L.P.

By:	Versant Ventures I, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Side Fund I, L.P.

By:	Versant Ventures I, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Venture Capital I, L.P.

By:	Versant Ventures I, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Ventures I, LLC

By:	/s/ Robin L. Praeger
Authorized Representative

/s/ Robin L. Praeger as attorney in fact
Brian G. Atwood

/s/ Robin L. Praeger as attorney in fact
Samuel D. Colella

/s/ Robin L. Praeger as attorney in fact
Ross A. Jaffe

/s/ Robin L. Praeger as attorney in fact
William J. Link

/s/ Robin L. Praeger as attorney in fact
Donald B. Milder

/s/ Robin L. Praeger as attorney in fact
Rebecca B. Robertson

/s/ Robin L. Praeger as attorney in fact
Barbara N. Lubash

EXHIBIT A

JOINT FILING STATEMENT

We, the undersigned, hereby express our agreement that the attached Schedule 13G (or any amendments thereto) related to the Common Stock of Five Prime Therapeutics, Inc. is filed on behalf of each of us.

Dated: February 13, 2015

Versant Affiliates Fund I-A, L.P.

By:	Versant Ventures I, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Affiliates Fund I-B, L.P.

By:	Versant Ventures I, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Side Fund I, L.P.

By:	Versant Ventures I, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Venture Capital I, L.P.

By:	Versant Ventures I, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Ventures I, LLC

By:	/s/ Robin L. Praeger
Authorized Representative

/s/ Robin L. Praeger as attorney in fact
Brian G. Atwood

/s/ Robin L. Praeger as attorney in fact
Samuel D. Colella

/s/ Robin L. Praeger as attorney in fact
Ross A. Jaffe

/s/ Robin L. Praeger as attorney in fact
William J. Link

/s/ Robin L. Praeger as attorney in fact
Donald B. Milder

/s/ Robin L. Praeger as attorney in fact
Rebecca B. Robertson

/s/ Robin L. Praeger as attorney in fact
Barbara N. Lubash